Filed pursuant to Rule 424(b)(3)
Registration File No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 4 DATED SEPTEMBER 7, 2018

TO THE PROSPECTUS DATED APRIL 12, 2018

This document supplements, and should be read in conjunction with, our prospectus dated April 12, 2018, as well as Supplement No. 1 dated May 15, 2018, Supplement No. 2 dated July 10, 2018 and Supplement No. 3 dated August 10, 2018. Terms used and not otherwise defined in this Supplement No. 4 shall have the same meanings as set forth in our prospectus, as supplemented. The purpose of this Supplement No. 4 is to disclose the Advisor’s entry into an investment management agreement.

On September 7, 2018, the Advisor entered into an Investment Management Agreement (the “Investment Management Agreement”) with BlackRock Financial Management, Inc. (“BlackRock”). Pursuant to the Investment Management Agreement, BlackRock will serve as a sub-advisor to the Advisor and act as the investment manager for our portfolio of real estate-related securities and other investments that provide liquidity for our share repurchase plan, cash management and other purposes. Real estate-related securities may comprise up to 20% of our assets. As of June 30, 2018, BlackRock managed approximately $6.3 trillion in assets on behalf of investors worldwide and is considered a high quality, financially strong investor in real estate-related securities. Under the terms of the Investment Management Agreement, BlackRock’s fee for its services shall be paid entirely by the Advisor and not by our company.